================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                       (Amendment No.             )(1)
                                     -------------

                             CV THERAPEUTICS, INC.
            ----------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
            ----------------------------------------------------------
                         (Title of Class of Securities)

                                   126667104
            ----------------------------------------------------------
                                 (CUSIP Number)

                                 APRIL 23, 2002
            ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               [ ]    Rule 13d-1 (b)

                               [X]    Rule 13d-1 (c)

                               [ ]    Rule 13d-1 (d)

----------
(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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
Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 126667104                  13G                  Page 2 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE INVESTMENT CORPORATION PTE LTD
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]

                                                                     (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY

--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  1,375,400
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             1,375,400
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        1,375,400
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                           [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        5.34%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 126667104                  13G                  Page 3 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        GOVERNMENT OF SINGAPORE
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]

                                                                  (b)  [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED       -------------------------------------------------------
BY EACH REPORTING        6.  SHARED VOTING POWER         842,400
PERSON WITH              -------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER      0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER    842,400
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        842,400
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        3.27%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                         Forms
--------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 126667104                  13G                  Page 4 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        MONETARY AUTHORITY OF SINGAPORE
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]
--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES          5.  SOLE VOTING POWER           0
BENEFICIALLY OWNED        ------------------------------------------------------
BY EACH REPORTING         6.  SHARED VOTING POWER         384,300
PERSON WITH               ------------------------------------------------------
                          7.  SOLE DISPOSITIVE POWER      0
                          ------------------------------------------------------
                          8.  SHARED DISPOSITIVE POWER    384,300
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        384,300
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        1.49%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G                      Forms
-------------------------------------------------------------------------------

------------------------                                 -----------------------
 CUSIP NO. 126667104                  13G                  Page 5 of 9 Pages
          ------------                                         ---  ---
------------------------                                 -----------------------
--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
        BOARD OF COMMISSIONERS OF CURRENCY, SINGAPORE
        (NONE)
--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [ ]

                                                                  (b) [X]

--------------------------------------------------------------------------------
3.      SEC USE ONLY
--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        SINGAPORE
--------------------------------------------------------------------------------
NUMBER OF SHARES         5.  SOLE VOTING POWER               0
BENEFICIALLY OWNED       -------------------------------------------------------
BY EACH REPORTING        6.  SHARED VOTING POWER             148,700
PERSON WITH              -------------------------------------------------------
                         7.  SOLE DISPOSITIVE POWER          0
                         -------------------------------------------------------
                         8.  SHARED DISPOSITIVE POWER        148,700

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        148,700
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                          [  ]
--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.58%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILING OUT!

ITEM 1(a).  NAME OF ISSUER

            CV Therapeutics, Inc

ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            CV Therapeutics, Inc
            3172 Porter Drive
            Palo Alto CA 94304
            United States

ITEM 2(a).  NAME OF PERSON FILING

            I          Government of Singapore Investment Corporation Pte Ltd
            II         Government of Singapore
            III        Monetary Authority of Singapore
            IV         Board of Commissioners of Currency, Singapore


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I                         168 Robinson Road
                                      #37-00 Capital Tower
                                      Singapore 068912

            II, III & IV      c/o     Government of Singapore Investment Corporation Pte Ltd
                                      168 Robinson Road
                                      #37-00 Capital Tower
                                      Singapore 068912


ITEM 2(c).  CITIZENSHIP

            I, II, III & IV           Singapore


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Common stock


ITEM 2(e).  CUSIP NUMBER

            126667104


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-I(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A

            N.A.

IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(c), CHECK THIS BOX.      [ X ]

ITEM 4.  OWNERSHIP

     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in
Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:


                                                                  POWER TO VOTE            POWER OF DISPOSE
                                        NO OF SECURITIES       ---------------------     ---------------------
PERSON                                 BENEFICIALLY OWNED      SOLE(1)    SHARED(1)      SOLE(1)     SHARED(1)
------                                 ------------------      -------    ----------     -------    ----------

Government of Singapore Investment
Corporation Pte Ltd                         1,375,400             0        1,375,400         0       1,375,400

Government of Singapore                       842,400             0          842,400         0         842,400

Monetary Authority of Singapore               384,300             0          384,300         0         384,300

Board of Commissioners of
Currency, Singapore                           148,700             0          148,700         0         148,700

Total(2) (all Reporting Persons)            1,375,400             0        1,375,400         0       1,375,400

----------
(1) The Government of Singapore Investment Corporation Pte Ltd shares power to vote and power to dispose of the 842,400 securities beneficially owned by it with the Government of Singapore, shares power to vote and dispose of the 384,300 securities beneficially owned by it with the Monetary
     Authority of Singapore, and shares power to vote and dispose of the 148,700 securities owned by it with the Board of Commissioners of Currency, Singapore.

(2)  The reporting persons disclaim membership in a group.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N.A.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         N.A.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N.A.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.


ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


MATERIAL TO BE FILED AS EXHIBITS

1.   Power of Attorney by Minister for Finance, Singapore dated 5 March 1998

2.   Power of Attorney by Monetary Authority of Singapore dated 6 March 1998

3. Power of Attorney by Board of Commissioners of Currency, Singapore dated 5 March 1998

(Incorporated by reference to Exhibit No. 1, 2 and 3 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 26, 2002                Government of Singapore Investment
-------------------------          Corporation Pte Ltd
          Date

                                   by     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   by     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager


                                   Government of Singapore
                                   by Government of Singapore Investment
                                   Corporation Pte Ltd, its attorney-in-fact


                                   by     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   by     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager


                                   Monetary Authority of Singapore
                                   by Government of Singapore Investment
                                   Corporation Pte Ltd, its attorney-in-fact


                                   by     /s/ Ho Yuit Mun
                                      -------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   by     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager


                                   Board of Commissioners of Currency, Singapore by Government of Singapore Investment Corporation Pte Ltd, its attorney-in-fact


                                   by     /s/ Ho Yuit Mun
                                      --------------------------------
                                          Ho Yuit Mun
                                          Assistant Director


                                   by     /s/ Kelvin Lim
                                      -------------------------------
                                          Kelvin Lim
                                          Regional Manager